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                                                                    EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-12991) pertaining to the 1976 Employees' Incentive Stock Option Plan and (Form S-8 No. 333-11565) pertaining to the 1995 Stock Option Plan and to the incorporation by reference in the Registration Statements (Form S-3/A No. 333-11547, Form S-3 No. 333-11547, and Form S-4 No. 33-99278) and in
the related Prospectuses of our report dated December 10, 1997, with respect to the consolidated financial statements and schedule of Autologic Information International, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 1997.

                                       Ernst & Young LLP





Woodland Hills, California
January 27, 1998